Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	103,469,303 (3)	$ 5.14	$ 531,832,217.42	$ 0.0000927	$ 49,300.85
Equity	Class A Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	259,506,365 (4)	$ 5.14	$ 1,333,862,716.10	$ 0.0000927	$ 123,649.07
Equity	Class A Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	116,468,000 (5)(6)	$ 5.14	$ 598,645,520.00	$ 0.0000927	$ 55,494.44
Total Offering Amounts					$ 2,464,340,453.52		$ 228,444.36
Total Fee Offsets							—
Net Fee Due							$ 228,444.36

(1) Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Class A Ordinary Shares being registered hereby shall be adjusted to include any additional Class A Ordinary Shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Ordinary Shares in accordance with the provisions of the Pagaya Technologies Ltd. 2016 Equity Incentive Plan and Stock Option Sub-Plan for United States Persons (the “2016 Plan”), the Pagaya Technologies Ltd. 2021 Equity Incentive Plan and Stock Option Sub-Plan for United States Persons (the “2021 Plan”) and the Pagaya Technologies Ltd. 2022 Share Incentive Plan and Sub-Plan for Israeli Participants (the “2022 Plan”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for EJF Acquisition Corp.’s Class A Ordinary Shares on the Nasdaq Stock Market on June 17, 2022.

(3) Represents 103,469,303 Class A Ordinary Shares reserved for issuance under the 2016 Plan.

(4) Represents 259,506,365 Class A Ordinary Shares reserved for issuance under the 2021 Plan.

(5) Represents 116,468,000 Class A Ordinary Shares reserved for issuance under the 2022 Plan.

(6) No shares have been granted under the 2022 Plan as of the date of this filing.